UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2007

Capital Growth Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 S. Wacker Suite 300, Chicago, Illinois 60606
(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Junior Secured Facility-$100,000 of Additional Funding

On January 19, 2007 the Company entered into an agreement with a number of individuals and entities for the establishment of a Junior Secured Facility which permits the funding of up to $10,000,000 of original principal amount of advances. As of July 10, 2007 an aggregate of $6,938,438 of advances had been made under the facility. On July 17, 2007, Jay Waterman funded an additional $100,000 pursuant to the Junior Secured Facility, bringing the aggregate advances under the facility to $7,038,438. Advances under the facility are convertible by the lenders into capital stock of the Company based upon a 20% discount to the average closing price of the Company’s common stock for the ten trading days immediately preceding the date of delivery of the notice of conversion of the loan to equity. In addition, warrants to purchase 200,000 shares of common stock of the Company at $0.45 per share and expiring Decemeber 31, 2009 were issued to the lender.

The Junior Secured Facility is secured by a junior lien on the Company’s assets and the assets of its subsidiaries, which is expressly contractually subordinated to the Senior Secured Facility of Hilco Financial, LLC and any refinancing of that facility.

Item 3.02 Unregistered Sales of Equity Securities

With respect to each issuance outlined in this Item 3.02, unless otherwise stated, the Company relied upon exemptions contained in Section 4(2) and/or in Regulation D promulgated under the Securities Act of 1933, as amended, to make such issuance.

Junior Secured Facility

In connection with the funding of Junior Secured Facility, the additional $100,000 of advances funded by the lender under that facility resulted in the issuance of a convertible note which is convertible into capital stock of the Company based upon a 20% discount to the average closing price of the Company’s common stock for the ten trading days immediately preceding the date of delivery of notice of conversion of the loan to equity. In addition the lender was issued a warrant to purchase 200,000 shares of Common Stock, exercisable at $0.45 per share and expiring December 31, 2009.

SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GROWTH SYSTEMS, INC.

Date: July 23, 2007	By:	/s/ Darin McAreavey

By: Darin McAreavey Its: Chief Financial and Accounting Officer